Exhibit 3.3


                                                            STATE OF DELAWARE
                                                            SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 11/30/2000
                                                          001599967 - 3089499

                            CERTIFICATE OF AMENDMENT

                    TO RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               PLANETRX.COM, INC.

         PURSUANT TO SECTION 242 OF THE DELAWARE GENERAL CORPORATION LAW

     PlanetRx.com,  Inc., a  corporation  organized  and  existing  under and by
virtue  of  the  General   Corporation   Law  of  the  State  of  Delaware  (the
"Corporation")

     DOES HEREBY CERTIFY:

     FIRST: The name of the Corporation is PlanetRx.com, Inc.

     SECOND: The date on which the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware is August 27, 1999, under the name of PRX Holdings, Inc., and the date on which the Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware was October 6, 1999, which Restated Certificate of Incorporation was amended by Certificate of Amendment filed with the Secretary of State on October 13, 1999.

     THIRD: The Board of Directors of the Corporation adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and authorizing the
appropriate   officers  of  the  Corporation  to  solicit  the  consent  of  the stockholders  therefor,  which  proposed  amendment  is to replace  the  current
ARTICLE IV in its entirety with the following:

                                   "ARTICLE IV

     This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this corporation is authorized to issue is two hundred five million (205,000,000) shares. Two hundred million (200,000,000) shares shall be Common Stock, par value $.0001 per share, and five million (5,000,000) shares shall be Preferred Stock, par value $.0001 per share.

     Effective December 4, 2000 (the "Effective Date"), each eight shares of Common Stock of the corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date (the "Old Common Stock") shall automatically be reclassified and continued (the "Reverse Split"), without any action on the part of the holder thereof, as one share of Common Stock. The Corporation shall not issue fractional shares on account of the Reverse Split. Holders of Old Common Stock who would otherwise be entitled to a fraction of a share on account of the Reverse Split shall receive, upon surrender of the



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stock certificates formerly representing shares of the Old Common Stock, in lieu of such fractional share, an amount in cash (the "Cash-in-Lieu Amount") equal to the product of (i) the fractional share which a holder would otherwise be entitled to, multiplied by (ii) the average of the last sale price per share of the Old Common Stock on the 20 trading days immediately prior to the Effective Date or, if no such sale takes place on such days, the average of the closing bid and asked prices thereof for such days, in each case as officially reported on the Nasdaq National Market. No interest shall be payable on the Cash-in-Lieu Amount."

     FOURTH: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware at a special meeting of stockholders on November 30, 2000.

     IN WITNESS WHEREOF, this Certificate of Amendment to Restated Certificate of Incorporation to be executed by its Chief Executive Officer this 30th day of November, 2000.

                                     PLANETRX.COM, INC.

                                     By: /s/ Michal Beindorff
                                         --------------------
                                         Michael Beindorff
                                         Chairman and Chief Executive Officer


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